Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements File No. 333-202316 on Form S-8 and File No. 333-260273 on Form S-3 of Civista Bancshares, Inc. of our report dated March 15, 2021, relating to our audit of the consolidated financial statements and internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Civista Bancshares, Inc. for the year ended December 31, 2022.

/s/S.R. Snodgrass, PC

Cranberry Township, Pennsylvania

March 15, 2023